THIS CONTRACT, MADE AND ENTERED INTO AS OF THE 13TH DAY OF
NOVEMBER, 2008 ("EFFECTIVE DATE") BY AND BETWEEN:

     RICKY STEVENS MARQUEE VENTURES, INC.

whose address is:

240 West 44th Street, Helen Hayes Theatre
                          New York, New York 10019 hereinafter
referred to as "Producer," and
Sherman & Hull
(Caroline Sherman & Robert Hull)
c/o Lynne Walder, esq.
777 S. Harbour Island Boulevard, Suite 190
Tampa, FL 33602

Which owns and holds exclusively the rights to "Empire", as
assigned by Caroline Sherman and Robert Hull, herinafter referred to as the "Authors"

W I T N E S S E T H:

      WHEREAS, the Dramatists Guild of America, Inc. (the "Guild")
has promulgated this form of agreement known as the Approved
Production Contract for Plays (the "APC") which it has
recommended to its members as being fair and reasonable to both authors and producers;

      WHEREAS, Authors have written a certain musical play
entitled "Empire" (hereinafter referred to as the "Play"); and

      WHEREAS, Authors alone are the sole owner of all rights in and to the Play, and

      WHEREAS, the Producer desires to acquire the sole and
exclusive rights to produce the Play in the United States, its territories and possessions, including Puerto Rico, and Canada
(the "Territory") and to acquire Authors' services in connection therewith;

      NOW, THEREFORE, in consideration of the mutual covenants
herein contained and other good and valuable consideration, the parties hereto agree as follows:

      Producer and Authors hereby agree that all of the terms and provisions of the APC in effect as of the above Effective Date are hereby incorporated herein by this reference and made a part hereof as if fully set forth herein. In addition, the parties agree that Rider "A," attached hereto and made a part hereof, shall comprise SECTIONS 22.01 through 22.22 (including Exhibit
A) of said APC and shall be part of this Contract. All
capitalized terms used in Rider A, not otherwise defined
therein, shall have the meanings given in the APC.

IN WITNESS WHEREOF, each of the parties has signed this
Contract as of the Effective Date of this Contract.

Date of
Date of
Producers                                      Signing
For Sherman & Hull                   Signing

MARQUEE VENTURES, INC.
LYNNE WALDER, ESQ

By:

ACKNOWLEDGED BY:

Date of
Date of
Author                                           Signing
Author                                         Signing

CAROLINE SHERMAN              .
ROBERT A. HULL By:

Rider A

ADDITIONAL TERMS

      SECTION 22.01 Additional Production Terms Prevail. Wherever
and to the extent that the terms set forth in this ARTICLE XXII differ from those set forth in the printed form of this Contract, the terms of this ARTICLE XXII shall prevail.

SECTION 22.02 Developmental Production Rights. (a) Intentionally
omitted.
            (b) Notwithstanding the provisions of Article IX,
First-class production rights hereunder shall be deemed to include and relate to first-class "bus and truck" tours of the Play.

SECTION 22.03 Royalties.

            (a) Increases in Authors' Royalty from four and one-
half percent (4.5%) of Gross Weekly Box Office Receipts to six percent (6.0%) of Gross Weekly Box Office Receipts under Section
4.02 of this Contract shall take place the week following the
Performance Week in which one hundred percent (100%) of the costs of presenting the relevant Company have been Recouped, with no cross-collateralization of receipts between Companies.

            (b) (i) With respect to any Company of the Play
hereunder (including any post-Broadway tour or additional United
States and/or Canadian Company of the Play) which is produced as a
"bus-and-truck" company, and for any and all Reno, Las Vegas,
Atlantic City, or other "fixed-fee" type bookings, Authors'
Royalties may be computed on the basis of "Company Share" in lieu of Gross Weekly Box Office Receipts for such Company or bookings, provided that all other royalties (other than
percentage payments to performers, theatre proprietors, and/or local presenters) based upon a percentage of Gross Weekly Box
Office receipts are computed and paid in the same manner,
including any Producer's compensation which is customarily
calculated as a percentage of Gross Weekly Box Office Receipts.

(ii) For the purposes of this Contract, the term

"Company Share" shall be defined as follows:

                        (A) With respect to any so-called
"guaranteed" or other similar "fixed-fee" type bookings, the term
"Company Share" shall be deemed to include all receipts received by Producer from such fixed fee payments, and (if
applicable) any percentage overages, plus any sums paid directly to a star or stars by the theatre at which such Company of the
Play is presented and any other expenses borne by the local
presenter which are customarily paid by the Producer, less
reasonable arms length booking fees.

(B)      With respect to any so-called

"four-wall," "sharing-term," or other similar type bookings, the term "Company Share" shall be deemed to include all actual Gross
Weekly Box Office Receipts, after deduction of booking fees, and any and all payments made by Producer for local facilities,
services, and personnel required to be engaged with respect to such bookings, including but not limited to salaries of local stagehands, local wardrobe attendants, local musicians, box office and theatre personnel, local theatre rent and theatre operating expenses, local advertising costs, and any and all other costs of any kind or nature incurred locally in the city
in which such engagements of the Play are presented, all of

which shall be within customary industry parameters, at fair market value and on an arms length basis.

      (C) At the request of the Authors, Producer shall furnish
full details of any bookings of the Play for which royalties are computed on the basis of "Company Share."

      (iii)    All Performances to which this Section 22.03(b) is
applicable shall be deemed "Fixed-Fee Performances" for the
purposes of this Contract and the terms of Section 4.02(d) hereof shall apply except that to the extent of any conflict between the terms of this Section and the terms of Section
4.02(d) of this Contract, the terms of this Section shall
prevail.

      (iv)     Producer shall have the option to pay royalties
based on a Royalty Pool on Company Share; once, however, Producer elects for royalties for a particular Company to be
paid thus, Producer shall continue to do so for such Company for its duration.

      (c) In the event Producer chooses not to pay royalties
based on GWBOR or Company Share, it may elect to institute a royalty pool as described in Exhibit A hereof ("Royalty Pool") and its provisions are hereby incorporated herein and made part of this agreement.

      SECTION 22.04 House Seats. For each regular evening and
matinee performance of the Play in New York City, Producer shall hold for each party constituting the Authors two (2) pairs of adjoining house seats in rows five (5) through ten (10) of the center orchestra section (except for preview performances,
benefit and theater party performances and subscription
performances, as well as Tony and Olivier voting periods, when only one pair per each party constituting the Authors shall be available). Such tickets shall be set aside and made available for purchase by Authors at regular box-office prices until 6:00
p.m. of the second day prior to the scheduled evening
performances or until 12:00 noon of the second day prior to
scheduled matinee performances. For opening nights of the Play in
New York City, Producer shall accord each party constituting the
Authors for Authors' private use (A) ten (10) complimentary pairs of seats in the orchestra section of the theatre and (B) six (6)
complimentary pairs of seats in other sections of the theater, along with an equivalent number of opening night party
invitations. Authors agree to maintain and make available to the
Producer and the Attorney General of the State of New York such records with respect to house seats as may be required to comply with New York law and shall otherwise comply with the provisions of SECTION 8.14 herein.

      SECTION 22.05 Authors' Expenses. The hotel and travel
expenses to be paid pursuant to SECTION 8.04 by Producer to each of the Authors for each day that Authors are required by
Producer to be away from their principal place of residence in connection with any production of the Play hereunder, shall be (i)
first class hotel accommodations, (ii) One Hundred Dollars
($100) per day for living expenses in New York City, Seventy
Five Dollars ($75) elsewhere, and (iii) economy class round-trip transportation expenses between Authors' place of residence and the place where Authors' presence is required (business class if such trip exceeds 3000 miles)at times to be mutually agreed

(subject to requirements of the applicable production), provided, however, that in the event any other individual other than
star(s) receives a more favorable class of transportation
or per diem at the expense of the production, Authors shall also be accorded such more favorable class of transportation and/or per diem. Transportation carrier and time of departure shall be
determined by Producer. "Hotel and/or other living expenses"
shall be defined as the cost of hotel room and tax, any
incidental charges, including without limitation, charges for local and long distance phone calls, laundry/valet, parking, room service, in-room bar, etc., the cost of all meals and
entertainment, and local transportation, including transportation to and from the theatre and/or rehearsal studio. In Toronto, each party constituting the Authors shall be provided with a rental car paid for by Producer plus reimbursement, upon presentation of receipts, for parking charges.

      SECTION 22.06 Producer's Share of Subsidiary Rights
Proceeds. Producer hereby elects to participate in the income from the disposition of Subsidiary Rights to the extent set forth in Producer's Alternative III in SECTION 11.03 of this Contract, provided Producer shall be entitled to amend its selection of the formula of participation to the fullest extent permitted under this Contract, but in no event later than written notice of such choice on or before 12 o'clock midnight on the first day or
rehearsal at which Producer requires all cast members of the Play to be in attendance.

SECTION 22.07 Additional Warranties and Representations.

            (a) The Authors hereby warrant, represent and covenant
that they, Sherman & Hull, are the sole authors of the Play and the Play (except to the extent that it contains material which is in the public domain) is wholly original and
has not been copied in whole or in part from any other work; the
Play is and will continue to be protected by copyright in the
United States and countries adherent to the Universal Copyright
Convention and the Berne Convention; the Play and the uses of the Play will not violate, conflict with or infringe upon any rights of any nature whatsoever of any person, firm or
corporation, subject to Section 22.07(c) below.

            (b) The Authors represents and warrants that it has
not granted, assigned, encumbered or otherwise disposed of, nor shall it at any time grant, assign, encumber or otherwise dispose of any right, title or interest in and to the Play or any rights which are in conflict with or inconsistent with the rights granted hereunder, or by which any of the rights granted hereunder or the full exercise of any or all such rights might
be diminished, encumbered or impaired. No prior grant of rights in the Play will conflict with the rights granted Producer
hereunder and no rights in the Play shall be further granted except as provided in this Contract until such time as all of
Producer's options have expired.

            (c) The Authors represent and warrant that Authors'
right to use the title of the Play has not been affected by any act or omission on their part and that to the best of Authors'
knowledge and belief they have the right to use said title as herein contemplated. Additionally, the Producer acknowledges that the subject matter of the play and its title are associated with the Empire State Building, the representatives and owners of which may take issue with its usage and henceforth the Producers further acknowledge that the Authors have no liability in the event that any legal or public action is taken by representatives and owners of the Empire State Building.

            (d) The Authors represent and warrant that the Play
does not and will not libel, slander or defame or violate,
infringe upon, conflict or interfere with any rights of privacy or publicity or any other rights whatsoever of any third party nor will it contain any unlawful matter.

            (e) The Authors represent and warrant that, except for
material in the public domain, there exists no literary, dramatic or musical material created by the Authors which is substantially similar to the Play and as to which Producer has not acquired the rights hereunder.

            (f) The Authors represent and warrant that there is no
claim, action, suit or proceeding relating to the Play pending or threatened before any court, administrative or governmental body.

GANG.

SECTI
ON
22.08
Devel
opmen
t
Agree
ment
With
The
RIVET

            a) Without limitation of any of Producer's rights
herein, Producer acknowledges and agrees that Authors have entered into an agreement with The Rivet Gang, pursuant to which Producer has agreed to assume the following obligations of Authors for all productions of the Play covered by this Agreement: Producer shall pay to the Rivet Gang's investors two

percent (2.00%) royalty on a weekly basis, to be included in the
Royalty Pool. The Rivet Gang acknowledges that when the majority of the other pool participants are in agreement to waiver their royalty, the Rivet Gang will automatically agree to also waive their royalty. Any waiver will be determined on a week by week basis.

            b) It is acknowledged and agreed that Producer has
assumed the obligations to the Initial Investors, ("Rivet Gang")
for all productions of the Play covered by this Agreement. It is further agreed that the Producers will incorporate the royalty listed in paragraph 22.08 a, into the budget of each production, produced by the Producers, as recognition of past financial
support in the development and workshops of the Play by the Rivet
Gang. Such amount will be placed into a separate account and shared among the separate past investors (or their representative organization as a single entity) as Investor Shares, pro rata with their initial investment. Each past investor will also be guaranteed 1 (one) pair of complimentary opening night tickets, for both the pre-Broadway out-of-town production, and the
Broadway production, and any parties, events, and special
celebrations created for the Play under the control of the
Producer.

            c) In addition to the ten and six pairs of seats, and
equivalent number of party invitations, granted to each of the
Authors in Section 22.04 of this Agreement, it is acknowledged and agreed that the Producer, in recognition of the Authors'
contributions to cultivating capital, will grant the Authors, together, an additional complimentary 50 seats for opening

nights of the Play in New York City, along with an equivalent number of opening night party invitations.

            SECTION 22.09 Indemnification. The Authors will
indemnify and hold harmless Producer and all others claiming by, through or under the Producer (the "Indemnitee"), in each case against any and all claims, demands, suits, losses, costs,
expenses (including reasonable outside counsel fees and
disbursements), damages or recoveries (including any amounts paid by the Indemnitee in settlement, provided that it consents thereto in writing, which consent shall not be withheld
unreasonably, and provided that if The Authors shall fail to notify the Indemnitee of its response within three (3) business days after the actual receipt by The Authors of the Indemnitee's notice of all material terms of a proposed settlement, then such failure shall be deemed to signify consent) by reason of,
resulting from or arising out of any breach by The Authors of any of the representations, warranties or covenants contained herein. Producer agrees to indemnify and hold harmless The
Authors for any claims, demands, suits, losses, costs and expenses
(including reasonable attorney's fees and disbursements), damages or recoveries (together, "Claims") arising from Producer's
exploitation of the rights granted Producer hereunder.

SECTION 22.10 Billing.

follows:

(a)
Authors
shall
receive
billing
substant
ially as

"EMPIRE"

Book, Music & Lyrics

by

Caroline Sherman & Robert Hull

            (b) Notwithstanding the provisions of SECTION 8.10(b)
herein to the contrary, Authors shall receive billing credit in all house boards, programs and in all advertising and publicity under Producer's control, excluding so-called "ABC" (except Friday and Sunday ABC's) and "teaser" ads and advertisements and
publicity where the only credits are for the title of the Play, the name of the theatre, the names of stars and/or critics'
quotes. Notwithstanding the above, any special "congratulatory"
type advertisement announcing a nomination or award for "Best
Musical," or in the event of an award or nomination for separate categories related to Authors' work, such as "Best Lyrics,"
shall include the Authors' names. The names of the Authors will be in size at least fifty percent (50%) of the size of type, style and prominence used for the title of the Play, and shall be on one or two separate line(s) immediately below the title.

The Producer shall have the right to use a so-called "billing box," provided that all other creative personnel other than stars are accorded billing therein and if the Authors receive credit therein then reference to the size of the title shall be deemed to refer to the size of the title in said billing box.

            (c) In addition to the producer credits to which
Producer is entitled in connection with productions of the Play under its lease, license, management or control, if the Producer has presented the Play for its Official Press Opening on
Broadway, the Producer shall also receive clear and prominent credit on any and all playbills and publications of the Play in the United States and Canada (and in the British Isles and any

other foreign territory if the Producer presented the Play
therein) authorized by the Authors and (subject to the Authors best efforts to provide such credit) on any and all playbills and publications outside of such territories and on any recorded versions (including but not limited to motion picture and
television versions) of the Play authorized by the Authors
substantially as follows:

"Original Broadway Production by [TBD]"

            (d) No casual or inadvertent failure to comply with
the foregoing credit provisions shall be deemed a breach of this
Contract unless such breach is not rectified prospectively
promptly upon written notice by the injured party to party
failing to accord the required credit.

            (e) Producer shall accord the following credit in the
programs for the Play:

      "Originally produced April 2003 at the Hudson Backstage
Theater by The Rivet Gang/Ronn Goswick/Shoestring
Productions/James Vukovich, and in September 2004, as a Benefit
for The NOEL Foundation in Stamford, CT by Peter de
Caprio/Shiseido Co./The Rivet Gang/Stamford Center for the Arts.

      SECTION 22.11 Right of Assignment; Consent to Other
Producers. Producer shall have the right, without consent from the Authors, to assign this Contract to any limited partnership of which Producer is a general partner, a limited liability
company of which Producer is a managing member, a corporation of which Producer is a principal owner, or a joint venture in which
Producer or a corporation of which Producer is a principal
owner. Producer shall have the right to assign this Contract and/or license the rights granted hereunder to any other person or entity with the Authors prior consent, not to be unreasonably withheld. All assignees must assume in writing all of the
obligations to the Authors under the APC, and the Producer
should remain secondarily liable for a failure by any assignee to honor its obligations.)

      SECTION 22.12 Force Majeure. If Producer shall be
prevented from producing the Play within an applicable Option
Period, or if any production hereunder shall be interrupted, due to epidemic, fire, action of the elements, strikes, labor
disputes, governmental order, court order, act of God, public enemy, wars, riots, civil commotion, illness of stars or any other cause beyond Producer's control, such as breakdown of the
theatre's heating or air-conditioning systems, or any other cause, such prevention or interruption shall not be deemed a breach of this Agreement or a cause for forfeiture of Producer's rights hereunder, and the Option Period shall be extended for
the actual number of days of such prevention. Except with regard to any event of force majeure caused by an illness of a star, no one such delay due to force majeure shall extend beyond two (2)
months, nor shall the total of all delays due to force majeure extend beyond four (4) months.

      SECTION 22.13 Inspection of Books and Records. The Authors
shall have the right, during reasonable business hours and not more than once a quarter in each calendar year, to examine
Producer's books and records pertaining to the Play for the
purpose of verifying any statements and/or ascertaining any
amounts which may be due to the Authors hereunder. Authors
shall have the right to make extracts from such books and

records, or copies thereof, and/or to cause an audit to be made thereof at their own expense, for a period of two (2) years after receipt of such statements. Producer or Producer's designee shall have a similar inspection and copying right with respect to books and records pertaining to the Authors' disposition of Subsidiary
Rights in the Play.

SECTION 22.14 Agency. Omitted.

      SECTION 22.15 Notices. All notices to either party hereunder shall be in writing and shall be deemed given when personally delivered, or when mailed by first-class mail in the continental
United States (postage prepaid) or sent by facsimile transmission.
Notices by mail shall be addressed and sent to Lynne Walder,
Attorney At Law, 777 S. Harbour Island Blvd, Suite
190, Tampa, FL 33602. Copies of notices to the Producer also shall be sent to Mark L. Beigelman, Esq., Beigelman, Feldman &
Associates, P.C., 100 Wall Street, 23rd Floor, New York, NY
10005.

SECTION 22.16  Supplemental Territories.  The Producer shall have the right to produce the Play in the following territories, with each such numbered group of territories to be considered one territory (the "Supplemental Territories"):

1.  Germany/Austria

2.  Belgium/Luxembourg/The Netherlands

3.  France/Spain

4.  Sweden/Norway/Finland/Denmark

5.  South Africa

6.  Asia, but excluding Japan, Korea and China

7.  Japan

8.  Korea

9.  China

10. South America, Central America and Mexico

11. Australia/New Zealand

12. Russia and its territories

Producer shall have the right to produce in each Supplemental
Territory for a period commencing with the opening of the Play on
Broadway and continuing for eighteen (18) months thereafter.
However, Producer shall pay to the Authors one of the below
mentioned territory advances no later than six (6) months from the opening of the Play on Broadway, one additional territory advance no later than twelve (12) months from the opening of the

Play on Territory and one further additional territory advance no later than eighteen (18) months from the opening of the Play on
Territory. In the event Producer licenses the right to produce the Play in a Supplemental Territory during the period commencing with the opening of the Play on Broadway and continuing for
eighteen (18) months thereafter, Producer agrees to pay to the
Authors an advance against Authors' royalties in such
Supplemental Territory equal to the greater of (i) 50% of

the advance received by the Producer from a licensee for such

Supplemental Territory or (ii) the following minimums:

1. Germany/Austria $10,000

2. Belgium/Luxembourg/The Netherlands $10,000

3. France/Spain/Italy $10,000

4. Sweden/Norway/Finland/Denmark $10,000

5. South Africa $10,000

6. Asia, including Korea, but excluding Japan and China

$10,000

7. Japan $10,000

8. Korea $15,000

9. China $15,000

10. South America, Central America and Mexico

$10,000.

11. Australia/New Zealand $10,000

12. Russia and its territories $10,000

Such amounts shall be due and payable the earlier of

(i) within ten (10) days of Producer's receipt of an advance for any such additional territory from a licensee together with a fully executed copy of the agreement or (ii) no later than

twelve (12) months following the opening of the Play on

Broadway.

      Producer shall have the right to extend the right to produce the Play in any Supplemental Territory for one further period of one year by paying an advance to Authors against Authors'
royalties in such Supplemental Territory equal to the greater of
(i) $5,000 ($10,000 for Japan, $10,000 for Korea and
$7,500 for China) or (ii) 50% of the advance received by the

Producer from a licensee for such Supplemental Territory (if applicable for the period of such one-year extension) for each such one year period.

Producer shall pay the following Authors Royalties to the

Authors for the Supplemental Territory:

1. Germany/Austria - 6% going to 7% at 100% recoupment

2. Belgium/Luxembourg/The Netherlands - 6% going to 7%

at 100% recoupment

3. France/Spain - 6% (flat)

4. Sweden/Norway/Finland/Denmark - 6% (flat)

5. South Africa - 6% going to 8% at 100% recoupment

6. Asia, including Korea, but excluding Japan and China

- 6% going to 7% at 100% recoupment

7. Japan - 6% going to 7% at 100% recoupment

8. China - 6% going to 7% at 100% recoupment

9. South America, Central America and Mexico - 6% going to 7% at 100%
recoupment

10. Australia/New Zealand - 6% (flat)

11. Russia and its territories - 6% (flat)

      Producer agrees to meaningfully consult with the Authors
regarding Producer's licensing of all additional territories.

SECTION 22.17 Omitted.

      Section 22.18 Waiver of Advance Payments. The Authors
hereby agree to waive their right to receive the advance Payments as described in Article III, Sections 3.01 to 3.04 of the APC.
Authors will receive a fee of $28,000 at such time as
$600,000 of the capitalization has been received.

      SECTION 22.19 Stage Manager's Script. The script referred
to in SECTION 8.08 shall be a stage manager's script containing information usually contained in such scripts, provided that the delivery of such script does not constitute any statement of position by Producer with respect to the use of the script.

SECTION 22.20 Holdback. Notwithstanding the provisions of

ARTICLE XI and ARTICLE XIII, the Authors shall not, without

first obtaining the prior written consent of Producer, allow the whole or any part of the Play in any language to be exploited during the run of the Play hereunder in any media now known or hereafter created (other than print publication), including, without limitation, (i) motion pictures and any other audio-
visual works of any kind (including, without limitation, musical motion pictures, dramatic motion pictures, motion pictures in series or serial form, live action motion pictures, animated motion pictures, remake, sequel and/or prequel motion pictures)
anywhere in the world, (ii) television motion pictures, series and mini-series anywhere in the world, (iii) sound recordings
anywhere in the world and (iv) live stage plays and musicals anywhere in the Territory or the Additional Territories.

SECTION 22.21 Audio and Visual Promotions; Use of

Biographical Information.

            (a) Notwithstanding anything herein to the contrary,
Producer shall have the right to authorize one or more radio and/or television excerpts of the Play, not exceeding fifteen (15)
minutes each, for the purpose of advertising, promoting,
exploiting and publicizing the theater industry, performances of the Play, any person performing in the Play and for use on
awards programs (including, but not limited to, the Antoinette
Perry Award program), without any additional approval by, or payment to, the Authors, provided that Producer receives no
compensation therefrom other than reimbursement of out-of-pocket expenses and, provided further, that Authors shall have right of prior written approval of any change to be made to the script in an extract produced under the control of the Producer, such
approval not to be unreasonably withheld.

(b)Each party comprising Authors hereby grants to Producer and
Producer's licensees and assigns the right to use Authors' names,
Authors' biography (or biographies), and Authors'
photographs and likenesses, and the title of, and excerpts from, the Play for advertising, press and promotional purposes by any means or medium, as either co-authors, co-composers, or co-
writers of the Play.

EXHIBIT A

ROYALTY POOL

DEFINITIONS:

            "Standard Royalty" shall mean the percentage of Gross
Weekly Box Office Receipts attributable to Authors for the
purposes of this Royalty Pool. Authors may receive a "deemed"
royalty in the Royalty Pool in order to result in Authors' Share hereinafter set forth. Such deemed royalty shall not affect
Authors' Minimum Weekly Guarantee.

            "Pool Period" shall mean four (4) consecutive weeks
during which the Play is performed before a paying audience. This period may be up to six (6) weeks or less than four (4) weeks if at the beginning or the end of a run.

            "Minimum Weekly Guarantee" shall mean an aggregate
amount equal to Four Thousand Five Hundred Dollars ($4,500) (pro rated for weeks of fewer than eight (8) performances) to Authors during the relevant period during which this Royalty Pool is in effect, increasing to Five Thousand Five Hundred Dollars
($5,500) following 100% Recoupment. The Minimum Weekly

Guarantee is payable weekly in arrears directly to Authors. If

Producer elects to institute a Pool on Company Share, the

Minimum Weekly Guarantee shall be Six Thousand Dollars ($6,000), increasing to Seven Thousand Dollars ($7,000) following 100%
Recoupment. All such Minimum Weekly Guarantees shall be
applicable against percentages of Company Share or Weekly Net
Operating Profits, as the case may be.

            "Operating Profits" shall mean the excess of Gross
Weekly Box Office Receipts derived in a given Pool Period less
Running Expenses. Minimum Weekly Guarantee payments shall not be charged as "Running Expenses" for purposes of determining
Operating Profits.

            "Authors' Share" shall mean 15.56% of the Operating
Profits derived in a Pool Period through the week in which 100%
Recoupment occurs and 16.78% thereafter, on a company by company basis.

            "Recoupment" shall mean with respect to each company
separately, the point at which the aggregate of (i) all
Production Expenses (exclusive of bonds and security deposits) and
(ii) all Running and Other Expenses shall have been recovered, but not pre-paid, as a result of the receipt by such

company of monies from any and all sources with respect to any rights in or to the Play, whether the same is derived directly or indirectly from the production and presentation of the Play, including, without limitation, income from performances thereof, and any other activities in which such company participates
hereunder, (such as the sale of souvenir programs) to the extent any such revenues are paid to, or for the benefit of, such
company and any share of the net receipts received as a result of the exploitation or other disposition of any subsidiary rights relating to such production and presentation in which such
company and/or investors therein are entitled to participate.

"Production Expenses" shall mean the total actual,

out-of-pocket expenses, charges and disbursements of whatsoever kind or nature other than those included in Running Expenses and
Other Expenses actually incurred in connection with the Play's production prior to the official opening of said company
(without regard to whether such items are actually paid after such opening), including, without limitation, advances and fees of direction, choreographer, designers, general manager, company manager, theater party representatives, production secretaries, assistants, sets, curtains, drapes, costumes, properties,
furnishing, electrical and sound equipment, premiums for bonds and insurance, deposits (to the extent not returned) with Actors'
Equity Association or other similar organizations which may be required to be made according to customs or usual practices of theatrical business, advances to Author, rehearsal charges and legal and accounting expenses, advance publicity, theater costs and expenses, transportation charges, cash office charges of up to
$2,500 per week in the case of productions on Broadway or $1,500 per week in the case of all productions other than productions on
Broadway (each of such $2,500 and $1,500 amounts shall be subject to adjustment to account for increases in the Consumer Price
Index), transfer costs, reasonable travel and living expenses, insurance premiums, out-of-town losses, if any, preliminary
advertising, advance royalties, taxes of whatsoever kind or nature with respect to which refunds have not been paid, expenses for replacement or substitution of any of
the foregoing items and any and all other expenses usually

included in the term "production expenses" in the theatrical industry.

            "Running Expenses" shall mean all actual, out-of-
pocket expenses, charges and disbursements of whatsoever kind or nature other than those included in Production Expenses and
Other Expenses actually incurred in connection with the

operation of the Play, including, without limitation, royalties,

if any, based upon Gross Weekly Box Office Receipts payable to all parties including Author, Producer, director, choreographer, stars, designers, theater, compensation paid to the cast and general manager, salaries of musicians, if any, and
miscellaneous stage help, transportation charges, post-opening cash office charges of up to $2,500 per week in the case of
productions on Broadway or $1,500 per week in the case of all productions other than productions on Broadway (each of such
$2,500 or $1,500 amounts shall be subject to adjustment to account for increases in the Consumer Price Index), advertising, rentals, miscellaneous supplies, legal and accounting expenses, theater charges and operating expenses, and all other expenses and losses of whatever kind actually incurred in connection with the
operation of the Play, and taxes of whatsoever kind or nature, other than taxes on the incomes of the members or
limited partners of the financing entity formed to produce any company of the Play. It is agreed that, for purposes hereof,
Running expenses shall also include an amortization amount equal to Two (2%) Percent of the Production Expenses.

            "Other Expenses" shall mean all actual expenses of
whatsoever kind or nature other than those included in
Production Expenses and Running Expenses actually and reasonably incurred in connection with the operation of the business of producing the Play, including, without limitation, commissions paid to agents, monies paid or payable in connection with claims for plagiarism, libel, negligence, etc. and contingent expenses and liabilities, as well as unmatured expenses and liabilities, and until the final determination thereof, Producer shall have the absolute right to fix, as the reasonable amount thereof,
such sums as Producer, in its sole discretion, deems advisable.

POOL:

      a)  Notwithstanding the royalty provisions set forth in the
Rights Agreement, Producer shall have the right to pay to the
Authors and the Authors shall accept the following:

      b)  The Authors shall receive, on a weekly basis, the
Minimum Weekly Guarantee. The aggregate amount of the Minimum
Weekly Guarantee payments made in a given Pool Period shall be deemed a non-returnable advance recoupable against Authors' Share of the Royalty Pool for such Pool Period.

      c)  Upon the close of each such Pool Period, Producer shall pay to the Authors the difference, if any, between Author's Share for such Pool Period and the aggregate amount of

the Minimum Weekly Guarantee payments made to Authors in such

Pool Period.

      d)   Notwithstanding the foregoing, prior to Recoupment in
no event shall Authors receive in any Pool Period more than one hundred (100%) of the Royalty that would have been payable to the Authors for such Pool Period pursuant to the Rights

Agreement.

      e)  The payment of Author's Share and the rendering of
statements shall be made within fourteen (14) days from the end of each Pool Period for productions of the Play in the United States and Canada, and within twenty-one (21) days therefrom for all other productions unless the payor is local, in which event, payment will be made within fourteen (14) days. Minimum Weekly
Guarantees will be paid within seven (7) days after the close of a week. All payments will be made to the Authors.

f) Authors Agree to allow Producers to Amortize the
Capitalization up to two percent (2%) of the final capitalization during recoupment on a weekly basis until such time as the
investors have recouped one hundred (100%) of their
investment. One hundred (100%) of the deferred royalties will be clawed back post-recoupment and Authors shall receive a pro rata share of the net profits pool of 10% to pay back for deferrals.
If the Play closes before the clawback is repaid, then the
clawback will be paid from 30% of the subsidiary rights income otherwise payable to the Producer.

      6.  Supplementing Section 7.01 of this Contract, all
payments will be accompanied by full and complete copies of weekly operating statements and the Authors shall also receive copies of all financial statements sent to investors.

      Pool on Company Share. At Producer's option the Pool may be applied to Company Share where Company Share is customary,
subject to payment of Authors' Author's Minimum Weekly Guarantee as set forth herein.

      Percentage of Operating Profits. At Producer's option,
Producer may pay to the Authors 15.56% of Operating Profits
through the week that Recoupment occurs and 16.78% thereafter on a company by company basis, averaged over four (4) week periods. The
Minimum Weekly Guarantee shall be the same if a Royalty Pool were utilized.